Interplay Entertainment Corp.
                               1682 Langley Avenue
                                Irvine, CA 92614



                                            January 11, 2006


Division of Corporation Finance
Securities and Exchange Commission
100 F. Street North East
Washington, D.C. 20549-0406

RE:      Interplay Entertainment  Corp. (IPLY)

         Form 10-K for the Fiscal Year ended December 31, 2004
         Form 10-Q for the Fiscal Quarter ended March 31, 2005
         Form 10-Q for the Fiscal Quarter ended June 30, 2005

         File No. 000-27338

Dear Sir/Madam :

The CEO/Interim Chief Financial Officer is overseas in Europe on business meetings.

The CEO/Interim Financial Officer plans on addressing the letter received by the SEC and would like to request additional time until January 20, 2006 to respond.



                                            Sincerely,

                                            /s/ Herve Caen
                                            -------------------
                                            Herve Caen
                                            Chairman & CEO


cc: Christopher White